EXECUTIVE SEVERANCE AGREEMENT

THIS AGREEMENT, dated July 15, 2008, is made by and between SkyTerra Communications, Inc., a Delaware corporation (the “Company”), and Randy Segal (the “Executive”).

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel; and

WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.        Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

2.         Term of Agreement. The Term of this Agreement shall commence on the date hereof and shall continue in effect through June 30, 2012; provided, however, that commencing on July 1, 2011 and each July 1 thereafter, the Term shall automatically be extended for one additional year unless, not later than the preceding April 1, the Company or the Executive shall have given notice not to extend the Term; and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than twenty-four (24) months beyond the month in which such Change in Control occurred.

3.         Company’s Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein. Except as provided in Section 6.1 hereof, no Severance Payments shall be payable under this Agreement unless there shall have been (or, under the terms of the second sentence of Section 6.1 hereof, there shall be deemed to have been) a termination of the Executive’s employment with the Company following a Change in Control and during the Term. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

4.         The Executive’s Covenants. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the Term, the Executive will remain in the employ of the Company until the earliest of (i) a date which is six months following the date of such Potential Change in Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive’s employment for Good Reason or by reason of death, Disability or Retirement, or (iv) the termination by the Company of the Executive’s employment for any reason.

5.	Compensation Other Than Severance Payments.

5.1       Following a Change in Control and during the Term, during any period that the Executive fails to perform the Executive’s full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive’s full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period (other than any disability plan), until the Executive’s employment is terminated by the Company for Disability.

5.2       If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay the Executive’s full salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of Termination or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

5.3       If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay to the Executive the Executive’s normal post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.

6.	Severance Payments and Benefits.

6.1       If the Executive’s employment is terminated during the Term and following the first to occur of a Change in Control or July 15, 2008, other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good Reason, then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1 (“Severance Payments”) in addition to any payments and benefits to which the Executive is entitled under Section 5 hereof. For purposes of this

Agreement, the Executive’s employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason, if (i) the Executive’s employment is terminated by the Company without Cause prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, (ii) the Executive terminates his employment for Good Reason prior to a Change in Control (whether or not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or (iii) the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (whether or not a Change in Control ever occurs).

(A)      In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to the sum of (i) the Executive’s base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, (ii) the Executive’s target annual bonus under any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which occurs the Date of Termination or, if higher, the fiscal year in which occurs the first event or circumstance constituting Good Reason and (iii) a pro rata portion to the Date of Termination of the annual incentive bonus the Executive could have received for the year in which the Date of Termination occurs, calculated by multiplying the amount determined under clause (ii) by a fraction, the numerator of which is the number days during such the year in which the Date of Termination occurs up to the Date of Termination and the denominator of which is 365.

(B)      For the 12-month period immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents life, accident and health insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater after tax cost to the Executive than the after tax cost to the Executive immediately prior to such date or occurrence; provided, however, that, unless the Executive consents to a different method, such health insurance benefits shall be provided through a third-party insurer. Benefits otherwise receivable by the Executive pursuant to this Section 6.1(B) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the 12-month period following the Executive’s termination of employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any, of the after tax cost of such benefits to the Executive over such cost immediately prior to the Date of Termination or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason.

(C)      If requested by the Executive, the Company shall provide the Executive with outplacement services suitable to the Executive’s position for a period of 12 months or, if earlier, until the first acceptance by the Executive of an offer of employment.

(D)      Any equity awards, including without limitation stock options, restricted stock and restricted stock units, which have been issued to the Executive by the Company shall become fully vested and, as applicable, exercisable, shall remain exercisable for the full term thereof, and any performance conditions imposed with respect to such awards shall be deemed to be fully achieved. The Executive shall also be entitled to similar treatment as benefit active employees for purposes of implementation, modifications and amendments of equity awards, including without limitation, employee cashless exercise programs, equity sale programs, exchange offers, participation in rights offers, equity adjustments to reflect transactions, and any other program or offer made available to active employees generally.

6.2       The payment provided in subsection (A) of Section 6.1 hereof shall be made not later than the fifth day following the Date of Termination; provided, however, that if the amounts of such payments, cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Executive, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the 30th day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth business day after demand by the Company (together with interest at 120% of the rate provided in section 1274(b)(2)(B) of the Code). At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

6.3       The Company also shall reimburse the Executive for all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

7.	Termination Procedures.

7.1       Notice of Termination. After a Change in Control and during the Term, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

7.2       Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive’s employment after a Change in Control and during the Term, shall mean (i) if the Executive’s employment is terminated for Disability, 30 days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such 30-day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than 30 days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than 15 days nor more than 60 days, respectively, from the date such Notice of Termination is given).

8.         No Mitigation. The Company agrees that, if the Executive’s employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 hereof. Further, except as specifically provided in Section 6.1(B) hereof, no payment or benefit provided for in this Agreement shall be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

9.	Successors; Binding Agreement.

9.1       In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, prior to such succession, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

9.2       This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

10.       Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address set forth in the personnel records of the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

SkyTerra Communications

10802 Parkridge Boulevard

Reston, VA 22091

Attention: General Counsel

Copy: Human Resources

11.       Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party; provided, however, that this Agreement shall supersede any agreement setting forth the terms and conditions of the Executive’s employment with the Company only in the event that the Executive’s employment with the Company is terminated on or following a Change in Control, by the Company other than for Cause or by the Executive for Good Reason. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6 and 7 hereof) shall survive such expiration.

12.       Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and other guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith.

Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to Executive under this Agreement providing for payment of amounts on termination of employment unless Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. All reimbursements shall be paid within five business days after delivery of Executive’s written request for payment accompanied by evidence of the fees and expenses incurred, as the Company may reasonably require, but in no event later than the end of the calendar year following the calendar year in which such fees and expenses are incurred. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following Executive’s termination of employment (or upon Executive’s death, if earlier), together with interest calculated from the fifth day following termination of employment until the date of payment, at an annual rate equal to the prime rate as reported in the Wall Street Journal from time to time, compounded annually. Notwithstanding anything in Section 6.2 hereof to the contrary, to the extent the Executive is terminated (i) following a Change in Control but prior to a change in ownership or control of the Company within the meaning of Section 409A or (ii) prior to a Change in Control in a manner described in Section 6.1, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts payable to the Executive hereunder, to the extent not in excess of the amount that the Executive would have received under any other severance plan or arrangement with the Company that is not contingent on the occurrence of a Change in Control had such plan or arrangement been applicable, shall be paid at the time and in the manner provided by such plan or arrangement and the remainder shall be paid to the Executive in accordance with the provisions of Section 6.2.

13.       Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.       Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.	Settlement of Disputes; Arbitration.

15.1    All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within 60 days after notification by the Board that the Executive’s claim has been denied. Notwithstanding the above, in the event of any dispute, any decision by the Board hereunder shall be subject to a de novo review by the arbitrator.

15.2     Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Washington, D.C. in accordance with the rules of the American Arbitration Association then in effect; provided, that the Federal Rules of Evidence shall apply, and the arbiter shall establish the applicable rules of discovery. The arbiter shall determine the scope of arbitrability.

16.       Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

(A)      “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(B)      “Auditor” shall mean the accounting firm which was immediately prior to the Change in Control the Company’s independent auditor.

(C)      “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(D)	“Board” shall mean the Board of Directors of the Company.

(E)       “Cause” for termination by the Company of the Executive’s employment shall mean (i) the willful and continued failure of the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties; (ii) the willful engaging by the Executive in gross misconduct which is materially and demonstrably injurious to the Company; (iii) material breach of fiduciary duty to the Company that results in personal profit to the Executive at the expense of the Company; or (iv) the Executive is convicted or pleads nolo contendre to a felony under Federal or state law or willfully violates any law, rule or regulation (other than traffic violations, misdemeanors or similar offenses) or cease-and-desist order, court order, judgment or supervisory agreement, which violation is materially and demonstrably injurious to the Company. For purposes of the preceding clauses, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon prior approval given by the Board or based upon the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive, as part of the Notice of Termination, a copy of a resolution duly adopted by the affirmative vote of not less than three quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for the purpose of considering such termination (after reasonable written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in clause (i), (ii), (iii) or (iv) above, and specifying the particulars thereof in detail.

(F)       A “Change in Control” shall mean the occurrence of any of the following events:

(I)        any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, but other than Harbinger Capital Partners or affiliated funds of Harbinger Capital Partners) together with its affiliates, excluding employee benefit plans, becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities;

(II)      the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity or the sale of substantially all of the assets of the Company to another person or entity (excluding a merger of Mobile Satellite Venture, LP into the Company);

(III)     any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than Harbinger Capital Partners or affiliated funds of Harbinger Capital Partners) owning or controlling more than 50% of the combined voting power of all classes of securities of the Company;

(IV)     in instances where Harbinger Capital Partners or affiliated funds of Harbinger Capital Partners own or control more than 50% of the combined voting power of all classes of securities in the Company, any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in a third party owning or controlling more than 50% of Harbinger Capital Partners’ or affiliated funds of Harbinger Capital Partners’ combined voting power of all classes of securities in the Company; or

(V)      individuals who at the beginning of any two-year period constitute the Board, plus new directors of the Company whose election or nomination for election by the Company’s shareholders is approved by a vote of at least two-thirds of the directors of the Company still in office who were directors of the Company at the beginning of such two-year period, cease for any reason during such two-year period to constitute at least two-thirds of the members of the Board.

(G)      “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(H)      “Company” shall mean SkyTerra Communications, Inc. and, except in determining under Section 16(F) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(I)        “Date of Termination” shall have the meaning set forth in Section 7.2 hereof.

(J)       “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of six consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within 30 days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.

(K)      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(L)       “Executive” shall mean the individual named in the first paragraph of this Agreement.

(M)	“Good Reason” shall mean the occurrence of any of the following events:

(I)        a material diminution in the Executive’s duties inconsistent with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect prior to such diminution or any other action by the Company which results in a material diminution in any respect in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by the Company promptly after receipt of notice thereof given by the Executive, but including for such purpose any change in the Executive’s function, status and/or title such that the Executive is no longer the chief officer (other than the Chief Executive Officer) responsible for the Executive’s function at the Company (and parent company, if any);

(II)      a material reduction in the Executive’s base salary or target bonus;

(III)     the Company requiring the Executive to be based at any office that is more than 25 miles from the Executive’s current office in Reston, Virginia;

(IV)     a material diminution in the Executive’s benefits as a result of the failure by the Company (a) to continue in effect any compensation plan in which the Executive participates that is material to the Executive’s total compensation, unless he has been offered participation in an economically equivalent compensation arrangement (embodied in an ongoing substitute or alternative plan) or (b) to continue the Executive’s participation in any such compensation plan (or in any substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of compensation provided and the level of the Executive’s participation relative to other participants, than existed prior to such failure;

(V)      the material failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s pension, life insurance, medical, health and accident, disability or other welfare plans in which the Executive was participating immediately prior to such failure; or

(VI)     any action or inaction by the Company that constitutes a material breach of the terms and provisions of this Agreement.

Anything herein to the contrary notwithstanding, the Executive’s employment shall not be terminated for Good Reason unless (i) he provides written notice to the Company within 90 days after the Executive first obtains knowledge of the occurrence of one of events above, that the Executive is terminating his employment for Good Reason and stating the basis of such termination, (ii) the Company fails to cure the action or inaction that is such basis within 30 days after receipt of such notice and (iii) the Executive terminates employment no later than six months following the initial existence of such Good Reason.

(N)      “Notice of Termination” shall have the meaning set forth in Section 7.1 hereof.

(O)      “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(P)       “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(I)        the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(II)      the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(III)     any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates); or

(IV)     the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(Q)      “Retirement” shall be deemed the reason for the termination by the Executive of the Executive’s employment if such employment is terminated in accordance with the Company’s retirement policy, including early retirement, generally applicable to its salaried employees.

(R)      “Severance Payments” shall have the meaning set forth in Section 6.1 hereof.

(S)       “Tax Counsel” shall mean tax counsel reasonably acceptable to the Executive and selected by the Auditor.

(T)       “Term” shall mean the period of time described in Section 2 hereof (including any extension, continuation or termination described therein).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SKYTERRA COMMUNICATIONS, INC.

By: /s/ ALEXANDER GOOD

Name: Alexander Good

Title: Chairman, CEO and President

/s/ RANDY SEGAL

EXECUTIVE